EXHIBIT 5.1




                                                          December 1, 1994




Figgie International Inc.
4420 Sherwin Road
Willoughby, Ohio 44094


          We are familiar with the proceedings taken and proposed to be taken by Figgie International Inc., a Delaware corporation (the "Company"), with respect to up to 1,500,000 shares of Class A Common Stock, par value $.10 per share (the "Shares"), of the Company to be offered and sold from time to time pursuant to and in accordance with the Company's Key Employees' Stock Option Plan (the "Plan"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange
Commission to effect the registration of the Shares under the Securities
Act of 1933, as amended.

          In this connection, we have examined the Certificate of Incorporation and the By-Laws of the Company, both as amended, records of proceedings of the Board of Directors and stockholders of the Company, and such other records and documents as we have deemed necessary or advisable to render the opinion contained herein.
Based upon our examination and inquiries, we are of the opinion that the Shares, when issued pursuant to and in accordance with the terms and conditions of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement described above.

                                                  Very truly yours,


                                                  CALFEE, HALTER & GRISWOLD